Exhibit 5.1

Suite 900  607 14th St., NW

Washington DC 20005-2018

t 202 508 5800  f 202 508 5858

www.KilpatrickStockton.com

February 16, 2010	direct dial 202 508 5820 direct fax 202 204 5620 JRappoport@KilpatrickStockton.com

First Mariner Bancorp

1501 S. Clinton Street

Baltimore, Maryland  21224

Ladies and Gentlemen:

We have acted as special counsel to First Mariner Bancorp, a Maryland corporation (the “Company”), in connection with the offering by the Company to its shareholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of common stock, par value $0.05 per share (the “Common Stock”), of the Company (the “Rights Offering”). Pursuant to the Rights Offering, shares of Common Stock may be issued and sold by the Company upon exercise of the Rights (the “Rights Shares”). The Company has filed a Registration Statement on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) to effect the registration under the Securities Act of 1933, as amended (the “Act”), of the Rights and the Rights Shares. The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to the shareholders of the Company in connection with the Rights Offering. The Rights and the Rights Shares are collectively referred to herein as the “Securities.”

We have reviewed the Registration Statement and the corporate proceedings of the Company with respect to the authorization of the issuance of the Securities.  We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact as we have deemed necessary or advisable for purposes of our opinion.  In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein.  In rendering the opinion set forth below, we do not express any opinion concerning law other than the corporate law of the State of Maryland.

For purposes of this opinion, we have assumed that, prior to the issuance of any Securities, the Registration Statement, as finally amended, will have become effective under the Act.

Based upon and subject to the foregoing, it is our opinion that:

(i)            the Rights, when issued in the manner described in the Registration Statement, will be validly issued and will constitute valid and legally binding obligations of the Company, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and similar laws affecting the rights of creditors generally, and by general principles of equity; and

(ii)           the Rights Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus which is part of the Registration Statement.  In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

KILPATRICK STOCKTON LLP

/s/ Joel R. Rappoport
Joel R. Rappoport, a Partner